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EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE



PRIMARY AND FULLY DILUTED BASIS:
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

                                           For the three months ended     For the nine months ended
                                                 September 30,                  September 30,
                                              1996         1995              1996         1995
                                          ---------------------------    ---------------------------
Net income                                  $94,183     ($286,600)        $425,177      ($68,032)

Weighted average shares outstanding         704,854       703,132          704,854       704,097


Earnings per share                            $0.13        ($0.41)           $0.60        ($0.10)

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